Exhibit 10.1
EXECUTION VERSION
AMENDMENT NO. 1 TO
THE SUB-BAREBOAT CHARTER PARTY RESPECTING 3 VESSELS
     THIS AMENDMENT NO. 1 (“Amendment No. 1”), dated as of April 28, 2011, to the Sub-Bareboat Charter Party Respecting 3 Vessels, dated as of February 27, 2003 (the “Subcharter”) between Horizon Lines, LLC, a Delaware limited liability company (the “Subcharterer”) and CSX Alaska Vessel Company, LLC, a Delaware limited liability company (the “Charterer” and, together with the Subcharterer, the “Charterparties”) is by and between the Charterparties.
     WHEREAS, the Charterparties have entered into the Subcharter for the Vessels on the terms and conditions set forth therein;
     WHEREAS, the Charterparties entered into a letter of intent dated March 25, 2011 setting forth an agreement in principle to amend the Subcharter (the “Letter”);
     WHEREAS, the Charterparties wish to clarify and replace any agreement or understanding contained in the Letter with the provisions set forth herein; and
     WHEREAS, each Charterparty has agreed, subject to the limitations and conditions set forth herein, to amend the Subcharter to reduce the aggregate amount of Basic Hire payable during the remainder of the Basic Period and to make certain other amendments thereto as specified herein;
     NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Charterparties agree as follows:
     1. Definitions. Except as expressly provided herein, capitalized terms used herein but not defined herein shall have the meanings set forth in the Subcharter.
     2. Replacement of the Letter. The Charterparties agree that the Letter is hereby superseded by and replaced in its entirety with this Amendment No. 1.
     3. Amendments to the Subcharter.
     (a) Payment Date. Article 1(gg) of the Subcharter is hereby amended by adding a second paragraph that reads as follows:
““Payment Date” has the meaning specified in the Charters except that, for purposes of this Subcharter only, such definition is modified by inserting the following words in the proviso after the word “that” and before the word “if” in the sixth line thereof: “effective as of January 1, 2011 and for the remainder of the Basic Period, Payment Date shall mean, solely for purposes of the payment of Basic Hire for the remainder of the Basic

Period (but not for purposes of the calculation or the payment of Stipulated Loss Value or Termination Value or any other purpose), the 2nd day of each calendar month through and including December 2, 2014; provided, further, that”.
     (b) Basic Hire. Article 9(a) of the Subcharter shall be amended by re-designating Article 9(a) as Article 9(a)(1) and adding the following new Article 9(a)(2) that reads as follows:
“(2) Notwithstanding Article 9(a)(1), (i) effective as of January 1, 2011 and for the remainder of the Basic Period, Basic Hire payable by the Subcharterer in respect of each Vessel on each Payment Date shall be in an amount equal to the product of Capitalized Cost for such Vessel multiplied by the percentage listed on Schedule 2A attached hereto opposite the relevant Payment Date; and (ii) in the event any adjustment to Basic Hire for any Vessel is required by Article 9(e) or (f) hereof subsequent to January 1, 2011, such Basic Hire adjustment shall be calculated as follows: (x) Basic Hire that would have been payable for such Vessel for the remainder of the Basic Period without regard to clause (i) of this Article 9(a)(2) and without regard to the proviso beginning in the sixth line of the definition of Payment Date (such Basic Hire referred to herein as “Original Basic Hire”), shall be adjusted as provided in Article 9(e) or 9(f), as applicable, (such adjusted Basic Hire being referred to herein as “Adjusted Original Basic Hire”), (y) the excess of (A) such aggregate Adjusted Original Basic Hire for such Vessel over (B) the aggregate Original Basic Hire for such Vessel shall be divided by the number of monthly Basic Hire Payment Dates following the effective date of such adjustment through and including July 2, 2014, to derive an equal monthly amount (each, a “Monthly Installment”), and (z) Basic Hire for such Vessel for each Payment Date from the effective date of such adjustment through and including July 2, 2014 shall be equal to the sum of the Basic Hire for such Vessel provided for in clause (i) of this Article 9(a)(2) and the Monthly Installment therefor calculated pursuant to clause (y) of this sentence.
For the avoidance of doubt, Basic Hire payable in respect of a Vessel during any extension of the Charter Period for such Vessel pursuant to paragraph (b) of Article 2 or during any Fixed Rate Renewal Period for such Vessel pursuant to paragraph (c)(iii) of Article 2 shall be calculated without regard to this Article 9(a)(2).”
     (c) Concerning Payments of Stipulated Loss Value and Termination Value. Article 9 of the Subcharter is amended by adding a new Article 9(i) that reads as follows:
“(i) Whenever the Subcharterer is obligated under this Subcharter to pay Stipulated Loss Value or Termination Value with respect to any

Vessel, the Stipulated Loss Value or Termination Value payable shall be either (x) decreased by an amount equal to the excess of the total Basic Hire actually paid in respect of such Vessel by the Subcharterer for the period from and after January 1, 2011 through the date on which such Stipulated Loss Value or Termination Value is paid (the “SLV/TV Payment Date”) over the total Basic Hire that would have been payable by the Subcharterer in respect of such Vessel without regard to clause (i) of Article 9(a)(2) and without regard to the proviso beginning in the sixth line of the definition of Payment Date for such period (the “Original Basic Hire Amount”) or (y) increased by the shortfall between the total Basic Hire actually paid in respect of such Vessel for the period from and after January 1, 2011 through the SLV/TV Payment Date and the Original Basic Hire Amount.”
     (d) Payments of Basic Hire from and after January 3, 2011. Article 9(c) of the Subcharter is amended by adding a new paragraph at the end thereof that reads as follows:
“Notwithstanding the provisions of the preceding paragraph, all payments contemplated by Articles 9(a)(2) and 9(i)(y) and payable from and after January 3, 2011 shall be made directly to the Charterer at such account as the Charterer shall specify in a notice to the Subcharterer in immediately available funds on or before 10:00 am at the place of payment on the date due thereof.”
     (e) The parties hereby confirm their understanding that, notwithstanding anything to the contrary in the Subcharter or any other writing to the contrary, it was their intention at the time of the execution of the Subcharter, and remains so since such execution, that the Subcharter constitutes a lease for United States tax purposes. Further, to confirm such understanding, a new Article 22(j) of the Subcharter is hereby added, and shall be deemed to have been incorporated at the time of the execution of the Subcharter, that reads as follows:
“(j) The parties agree that the Subcharter provided for herein is intended to constitute a lease for United States tax purposes.”
     (f) A new Article 22(k) of the Subcharter is hereby added, and shall be deemed to have been incorporated at the time of the execution of the Subcharter, that reads as follows:
“(k) The Subcharterer acknowledges and agrees that, in the event that the Subcharterer files a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) or otherwise becomes subject to such a proceeding, the Charterer shall, to the fullest extent permitted by applicable law, be entitled to all rights and remedies available to a lessor under the

Bankruptcy Code, including, without limitation, those set forth in section 1110 of the Bankruptcy Code.”
     4. Other Terms of the Subcharter. All other terms and conditions of the Subcharter shall remain in full force and effect and this Amendment No. 1 shall not prejudice any rights or remedies of the Subcharterer or the Charterer, or otherwise constitute or be deemed to imply a waiver of any such rights or remedies except, in each case, as expressly set forth herein.
     5. Representations and Warranties.
     (a) Each of the Charterparties represents and warrants that on the date hereof and on all dates on or after the execution thereof, the Subcharter as amended by this Amendment No. 1, is a legal, valid and binding obligation of the Charterer or the Subcharterer, as applicable, enforceable against the Charterer or the Subcharterer, as applicable, in accordance with its terms and applicable law.
     (b) The Subcharterer shall pay all reasonable costs and out-of-pocket expenses incurred by or on behalf of the Charterer, including, without limitation, reasonable fees, costs and expenses of counsel for the Charterer, arising from or relating to the negotiation, preparation, execution, delivery, implementation and assumption of this Amendment No. 1. Any such amounts due and unpaid at any time shall be deemed to be owed under the Subcharter.
     6. Further Assurances. The parties hereto hereby agree to execute and deliver such further documents and assurances and take such further action, in each case at their own expense, as the Charterer or the Subcharterer may reasonably request from time to time to more effectively carry out the intent and purpose of this Amendment No. 1.
     7. Miscellaneous.
     (a) The terms of this Amendment No. 1 may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except by written instrument signed by the party or the parties to be charged.
     (b) This Amendment No. 1 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     (c) Any provision of this Amendment No. 1 that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Charterer and the Subcharterer each hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

     (d) This Amendment No. 1 may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute but one and the same instrument. Delivery of an executed counterpart hereof by facsimile or “PDF” by electronic mail shall constitute sufficient delivery of an original counterpart hereto.
     (e) The interpretation of this Amendment No. 1 and of the rights and obligations of the parties hereunder shall be governed by the laws applicable to maritime contracts entered into in the City of New York, and otherwise the law in effect in the State of New York.
     EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AMENDMENT NO. 1 OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
     Each party hereto represents and warrants to the other Parties that: (i) it has all requisite power and authority to execute and deliver this Amendment No. 1 and to consummate the transactions contemplated hereby and (ii) the execution, delivery and performance of this Amendment No. 1 and the transactions contemplated hereby have been duly authorized by all necessary action on the part of such party.
     Each party hereto has had the opportunity to negotiate the terms, consult with counsel, and modify the provisions of this Amendment No. 1. Therefore, the terms of this Amendment No. 1 shall be considered and interpreted without any presumption, inference or rule requiring construction or interpretation of any provision of this Amendment No. 1 against the interests of the drafter.
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     IN WITNESS WHEREOF, the Charterer, the Subcharterer and the Beneficiary Representative have caused this Amendment No. 1, in several counterparts, to be executed and delivered by their respective signatories thereunto duly authorized as of the date first set forth above.

Consented to and Agreed by
CSX ALASKA VESSEL COMPANY, LLC		CSX CORPORATION
as Charterer		as Beneficiary Representative

By:	/s/ David A. Boor	By:	/s/ David A. Boor
Name:	David A. Boor	Name:	David A. Boor
Its:	Vice President & Treasurer	Its:	Vice President & Treasurer

HORIZON LINES, LLC
As Subcharterer

By:	/s/ Michael T. Avara
Name:	MICHAEL T. AVARA
Its:	EXECUTIVE VP & CEO
[Signature Page to Amendment No. 1 to
The Sub-Bareboat Charter Party Respecting 3 Vessels]